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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

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                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                  PROFESSIONAL TRANSPORTATION GROUP LTD., INC.
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                               (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
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                        (Title of Class of Securities)

                                  742963-10-1
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                                (CUSIP Number)


                                W. Anthony Huff
                       10602 Timberwood Circle, Suite #9
                              Louisville, KY 40223
                                 (502) 339-4000
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                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                 June 27, 2000
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           (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e)m 240, 13d-1(f) or 240.13d-1(g), check the following box [ ].
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CUSIP NO. 742963-10-1                      13D                PAGE 2 OF 3 PAGES
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  (1)     NAMES OF REPORTING PERSON                   LOGISTICS MANAGEMENT, LLC
          S.S. OR I.R.S. IDENTIFICATION
          NO. OF ABOVE PERSON

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  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    [ X]
                                                                    (b)    [  ]

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  (3)     SEC USE ONLY

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  (4)     SOURCE OF FUNDS                                              OTHER OF

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  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS               NOT APPLICABLE
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

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  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION                         KENTUCKY

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                       (7)     SOLE VOTING POWER
  NUMBER OF                    2,500,000 SHARES OF COMMON STOCK, NO PAR VALUE
   SHARES              --------------------------------------------------------
 BENEFICIARY           (8)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
   PERSON                      2,500,000 SHARES OF COMMON STOCK
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,500,000 SHARES OF COMMON STOCK
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 (12)     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                       --
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 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          26%
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 (14)     TYPE OF REPORTING PERSON*
          P.N.
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                                                               Page 3 of 3 pages

                                  SCHEDULE 13D

INTRODUCTION

         This Amendment amends Item No. 4 of the Schedule 13D filed on December 16, 1999 as amended by Amendment No. 1 on January 11, 2000 to report a change in purpose with respect to the Reporting Person's ownership of the Shares.

ITEM 4. PURPOSE OF TRANSACTION.

         Item 4 is amended as follows:

         The Reporting Person has determined to combine the business operations of PTG with those of U.S. Trucking, Inc., a Colorado corporation engaged in the trucking and freight brokerage business, of which the Reporting Person is a majority shareholder. The combination will be effected through a merger of U.S. Trucking into PTG.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             Logistics Management LLC



                                             By: /s/ Anthony Huff
                                                 -----------------------------
                                                 Anthony Huff, Manager